EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release

Columbus McKinnon Mourns the Passing of Board Member
R. Scott Trumbull

BUFFALO, NY, August 31, 2020 - With deep sadness, Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of motion control products, technologies, automated systems and services for material handling, announced today that R. Scott Trumbull passed on Saturday, August 29th after a prolonged battle with cancer.

Richard Fleming, Chairman of the Board, commented, “Scott has been an invaluable member of the Board of Directors since 2014, and we have benefited mightily from his superb leadership skills, broad industrial experience, wise counsel, and strategic insights. His many contributions to Columbus McKinnon will have a lasting impact on us for years to come. We are deeply appreciative of his service to our Board and Company, and our thoughts and prayers are with his family. We will miss him terribly.”

Mr. Trumbull served as the Chairman of the Compensation & Succession Committee as well as a member and former Chairman of the Audit Committee. During his business career, he was the Non-Executive Chairman of the Board of Franklin Electric Company, INC. (Nasdaq: FELE) until his retirement in May 2015. Mr. Trumbull joined the Board of Franklin Electric in 1998 and was elected Chairman and Chief Executive Officer of the Company in 2002 until his retirement in May 2014. Prior to joining Franklin Electric, Mr. Trumbull began his career at Owen’s-Illinois in 1972, progressively advancing through various operational and leadership positions to the role of Executive Vice President and Chief Financial Officer. Over the years, Mr. Trumbull has also served on the Board of Directors of Welltower, Inc (NYSE: HCN) and Schneider National, Inc (NYSE: SNDR).

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies and automated systems and services that efficiently and ergonomically move, lift, position, and secure materials. Key products include hoists, crane components, actuators, rigging tools, light rail work stations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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